Exhibit 14

Teradata Corporation's

Values and Code of Conduct

TERADATA

Raising Intelligence

Introduction

What is this document?

This document sets forth Teradata Corporation’s Values statement, Code of Conduct, and related information. It is published by the Teradata Ethics & Compliance Office and is a part of Teradata’s overall ethics, compliance, and corporate integrity initiatives. It should be read by, and applies to, all Teradata people throughout the world.

This document has five parts:

1.	Introduction – describes what this document is and who should read it.

2.	Tone at the Top – messages from the Teradata Chief Executive Officer and Chairman about ethics, compliance, and integrity at Teradata.

3.	Values – a statement of Teradata guiding principles.

4.	Code of Conduct – a summary about how Teradata people are required to behave.

5.	Ethics & Compliance Contacts and Resources – reporting and contact information, useful web sites, and other related resources.

What is a Values statement?

Teradata’s Values are broad core principles and aspirations that are to guide all Teradata people in all Teradata-related acts, decisions, and words. These high-level Values support behavior and a company culture that not only complies with legal and ethical standards and the Teradata Code of Conduct, but that also will help Teradata achieve its other business objectives and aspirations. Where the Code of Conduct or a Teradata Policy does not address a particular issue, Teradata people should use Teradata’s Values for guidance in determining the right thing to do.

What is a Code of Conduct?

The Teradata Code of Conduct is a summary of the minimum standards of conduct that are required of all Teradata organizations and people. Many of these standards of conduct are required in order for Teradata and Teradata people to comply with legal and ethical duties, while others are required to establish clear and consistent rules for how Teradata people are to deal with and apply Teradata Values to particular issues or subject areas.

The Code of Conduct references various Teradata Policies – these Policies establish, at an even more specific level than the Code of Conduct, how Teradata people are required to deal with particular issues. Thus, the Code of Conduct serves as a condensed, easy-to-understand, high-level summary of rules that result from the application of some key Teradata Policies. The Code of Conduct also includes information about how suspected Code of Conduct and Policy violations are to be reported and handled, and about safeguards (for example, there shall not be any retaliation against those who make good faith reports of suspected violations) Teradata implements to protect those who report violations and to foster a corporate culture where Teradata people ask questions and get clear answers before they act if there is any doubt about whether doing something might be a violation of the law, the Code of Conduct, or Policies.

0308 > Page 2 of 30

Introduction

How do the Teradata Values statement, the Code of Conduct, and Policies impact one another?

Teradata’s Values statement, Code of Conduct, and Policies are intended to support and be consistent with one another. They do, however, reflect differing levels of breadth and details. Teradata people should be able to apply and comply with all three. If a Teradata person feels that there is an inconsistency among them when applied to a particular situation, then he/she should ask for guidance from one of the resources identified in this document, and obtain direction before acting.

Who needs to follow the Teradata Values, Code of Conduct, and Policies?

Teradata’s Values statement, Code of Conduct, and Policies apply to, and must be followed by, all Teradata associates throughout the world. Teradata business partners also are expected to comply with the standards of conduct set forth in the Teradata Code of Conduct with respect to all of their Teradata-related activities. Compliance with those standards by business partners not only will be expected by Teradata, but also will be required to the extent that the Teradata business partner has (a) pledged to comply with the standards of conduct set forth in the Teradata Code of Conduct, (b) represented that it has adopted no less stringent and comprehensive standards of conduct than those established by the Teradata Code of Conduct, or (c) made contractual commitments to Teradata regarding the standards of conduct it will apply in its dealings with or on behalf of Teradata. Teradata subsidiaries, affiliates, business organizations, operations, and teams also may adopt and apply their own supplemental values statements, standards of conduct, policies, procedures, practices, and other requirements (for example, to meet additional local in-country legal requirements or to be aligned with and address issues relevant to their particular functional responsibilities); however, in all events, those supplemental standards and requirements must be at least as stringent as the Teradata-wide ones and must not reduce the Teradata-wide encouragement of, and policy of non-retaliation in response to, good faith reporting of suspected Code and Policy violations.

Who is included in the terms “Teradata,” “associates,” “business partners,” and “Teradata people”?

For purposes of this document: “Teradata” includes Teradata Corporation and all of its subsidiaries, affiliates, business organizations, and operations throughout the world; Teradata “associates” includes every Teradata employee, independent contractor, temporary employee, agent, representative, officer and board member; Teradata “business partners” includes every Teradata supplier, vendor, reseller, distributor, alliance partner, service provider, and other third party with which Teradata conducts or is proposed to conduct business; Teradata “people” includes collectively all Teradata “associates” and all Teradata “business partners” throughout the world.

Who can receive a copy of this document?

This document is not confidential. Distribution of it to and by Teradata people is encouraged. Teradata does, however, retain all copyrights to this document and its contents.

0308 > Page 3 of 30

Introduction

Who can I contact about this document?

For information about this document or Teradata’s ethics and compliance initiatives, contact: Todd Carver, Chief Ethics & Compliance Officer for Teradata Corporation; at 2835 Miami Village Drive, Miamisburg, Ohio (USA) 45342; telephone – 937-242-4718; email – todd.carver@teradata.com. Also please note that near the end of this document, there is a list of contact information for reporting ethics, compliance, Code of Conduct or policy violations, and other contact information and resources to get questions answered regarding the various subject areas addressed in this document. There, and in the Code of Conduct portion of this document, you will find more information regarding the Teradata Ethics Helpline, which is an always-available multiple-language ethics and compliance reporting and question-raising resource that can be reached by telephone toll-free at 1-866-455-0993 (outside of the U.S., call toll-free through AT&T Direct) or by the Internet at www.integrity-helpline.com/tdhelp.jsp.

Call the Teradata

Ethics Helpline

(1-866-455-0993)

to raise ethical issues.

0308 > Page 4 of 30

Tone at the Top

From our President and CEO

“Integrity is Teradata’s top priority. We cannot be successful without it no matter how well we achieve our other business objectives. Integrity is my own top individual priority, and I want it be every Teradata person’s top priority.

True integrity includes running a clean shop and following the rules, but it also goes far beyond that. It also means that every Teradata person reads, understands, and agrees to comply with our Code of Conduct. If we are uncertain whether an action will comply with our Code of Conduct, then we ask someone who knows or can get the answer, and we get a clear answer indicating that it does comply before we act. If a Teradata associate violates our Code of Conduct, then we report it, and we hold them accountable, particularly if he/she knew it was a violation or if he/she should have asked if it was a violation but didn’t. It means that trust, respect, and accountability are core values and principles that we apply in all of our words, acts, and decisions. And, it means that we are true to these compliance-oriented values and principles while also being committed to the core performance values and principles of excellence, achievement, dedication to our customers and to meeting our business commitments, effective teamwork, and exhibiting a winning attitude in everything we do.

In other words, true integrity is more than mere legal compliance. It also includes being a company and individuals with declared values and principles and all of us being true to them in everything we do in connection with our business. Guided by these values, Teradata people can, and are expected to, do the right thing in the right way while at the same time achieving outstanding business success. This is the Teradata way.

I ask that, as you read the Teradata Values Statement and Code of Conduct, you reflect on how you can better apply our Values individually and on your teams, and that you join me in making a personal pledge and commitment to them and to complying with our Code of Conduct. Having a Values Statement and a Code of Conduct and making personal commitments to them, however, is merely a starting point for us to be a company of true integrity. In addition, we must have an effective overall Ethics and Compliance (E&C) program. We have established just such an E&C program at Teradata, I give it my personal support and endorsement, and we have challenged it to be among the best and most effective in our industry. But, having an effective E&C program also is just part of the starting point. To be a company of true integrity, every associate – from entry-level to senior management and everyone in between, including me – and our business partners must in fact live up to and apply our Values and abide by our Code of Conduct. This kind of principled thinking and principled behavior needs to be embraced, encouraged, and routinely reinforced by management employees and team leaders throughout our company and with our business partners so that application of them is automatic, universal, and embedded into the fabric of our company’s culture. In other words, we all need not only to talk the talk about integrity and E&C, but we also need to walk the talk as well. All Teradata managers and team leaders have a special responsibility to see that this happens and to set the right tone at the top when it comes to integrity and E&C.

continued

0308 > Page 5 of 30

Tone at the Top

Thank you for reading and understanding our Values and our Code of Conduct, for supporting our overall E&C and corporate integrity initiatives, for setting the right tone, and for walking the talk when it comes to our Values, our Code of Conduct, and our E&C initiatives. Doing this is as important as anything we do at Teradata. Together, let’s make sure that true integrity continues to be the foundation for doing things the Teradata way.”

Mike Koehler

President and Chief Executive Officer

Teradata Corporation

From our Chairman

“In addition to endorsing and echoing Mike Koehler’s comments on integrity, I want you to know that the Teradata Board of Directors also deems integrity to be a top priority. We, too, are committed to Teradata’s Values, to abiding by the Teradata Code of Conduct, and to holding Teradata board members, officers, and senior managers accountable for applying the Teradata Values and complying with the Teradata Code of Conduct, as well as for setting the right tone at the top for the entire Teradata enterprise regarding ethics, compliance, and integrity. But, no matter how committed the board, the President and CEO, the officers, and the other senior managers of Teradata are to integrity, to the Teradata Values and to the Code of Conduct, we understand that it can’t be achieved without the personal commitment of each and every Teradata associate and business partner. We need, and are counting on, you to help Teradata achieve this top priority. Together, let’s make Teradata a wildly successful business, but let’s do it the right way – with true integrity, with ethics, and with compliance – the Teradata way.”

Jim Ringler

Chairman of the Board

Teradata Corporation

0308 > Page 6 of 30

Teradata Values

What does Teradata stand for?

Trust

Excellence

Respect

Achievement

Dedication

Accountability

Teamwork

Attitude

We pledge to apply these Values in our decisions, words, and conduct.

What do the Teradata Values mean?

Trust

Honesty, integrity, credibility, reliability, and reputation are the foundations of who and what we are; they are essential to our success; we must earn the trust and confidence of customers, prospects, investors, analysts, employees, other associates, board members, suppliers, business partners, governments, the communities in which we operate, and our other business colleagues, and we must re-earn that trust every day; we do the right thing, the right way, for the right reasons, at the right time; we trust, but we verify, and we embrace others verifying their trust in us as well; we keep confidences that have been entrusted to us; we keep entrusted private information private; we avoid conflicts of interest; we protect assets entrusted to us; we seek trusted long-term relationships with our stakeholders; we comply with laws, regulations, rules, and policies; we deal with potential issues and problems by communicating about them, asking questions, getting answers, and escalating them, not by hiding them; we walk the talk; we do what we say we will do; trust is critical to the Teradata name, brand, and reputation.

Excellence

We are the best and smartest people and company in our fields; we provide the best and smartest technologies to the best and smartest customers in the world; we set the standard in our industries; we exceed expectations; we are the innovation leaders in our fields; we develop and deliver the highest quality and most reliable products and services in our fields; we partner with the best and smartest companies in our fields; we are passionate visionaries; we are the go-to experts in our fields; we are unsurpassed and beyond comparison in our fields.

Respect

We embrace diversity of people, cultures, races, religions, genders, orientations, and points of view; we are amiable; we are approachable; we communicate openly and candidly; we are fair, decent, thoughtful, deliberate, responsive, and courteous; we treat others with respect and dignity; we respect and help conserve the environment and natural resources; we aspire to make our

0308 > Page 7 of 30

Teradata Values

stakeholders happy, healthy, and prosperous; we are good citizens, as individuals and as a company, in the communities in which we operate; we strive to be recognized as a great and respected company, a great and respected place to work, and a great and respected competitor; we don’t tolerate workplace harassment, discrimination, racism, sexism, pornography, retaliation for raising legitimately questioned issues, violence, criminal conduct, or threats of retaliation, threats of violence, or threats of criminal conduct.

Achievement

We win; we meet or beat our commitments and exceed expectations; we execute our plans; we set high goals and objectives, and we stretch and strive to achieve them; we recognize, reward and celebrate accomplishments; we encourage continuous personal and organizational development; we are leaders; we help our colleagues, customers, and business partners achieve great results; we are driven to be the best in our fields and are driven to remain the best.

Dedication

We are passionate about making our customers successful; we are ready, willing, and able to get the job done, done right, and done on time; we work hard; we work smart; we are focused and seasoned experts; we are determined, dependable, and tenacious problem-solvers; we act with energy and urgency; we are proactive; we are disciplined and efficient; we compete zealously, but fairly, to win every time; we are nimble and responsive; we are recognized as the people and the company to be relied upon to get things done; we take responsibility for addressing issues; we take pride in our company, our colleagues, our business partners, and our customers.

Accountability

We run a clean shop; we follow laws, rules, our Code of Conduct, and policies; we do things by the book; we verify, audit, measure, and certify; we implement controls, procedures, safeguards, and contingency plans; we are transparent and candid; we reward and create incentives for achievement of business results, as well as for doing things in ways that are consistent with our Values and in compliance with our Code of Conduct and policies; we take disciplinary actions against those who knowingly break the rules; we learn from honest mistakes, take measures to fix them, and take actions to avoid recurrences; we not only deliver the right results, we deliver them in the right way; we know and understand the rules and policies that apply to us; if we don’t understand a rule or policy, we ask someone who does before we act; we proactively and effectively get and give training and communicate about what the rules, policies, and expectations are and how they should be applied; we are thrifty and efficient; we set realistic budgets and we meet or beat them; we are objective; we make decisions based on facts and merit.

Teamwork

It is not enough for each of us individually to be the best and smartest at what we do – to truly succeed and achieve results beyond the sum of our individual contributions, we must collaborate, communicate, and work effectively as a team; we all are in business together; teamwork goes beyond associates collaborating and communicating, but also involves teamwork with our customers and our business partners; we are team players; we understand that without teamwork,

0308 > Page 8 of 30

Teradata Values

our other Values will not be accomplished; we are easy to do business with; we are hard on problems, but easy on people; we are cooperative; we are focused and aligned; we listen to the input of others; we team to beat the competition; we team to deliver the best results for our customers; we recognize that every stakeholder is a member of the team and contributes to the accomplishment of our results.

Attitude

We achieve our other Values with a flare and in a way that conveys an impression of us being smart, confident, can-do winners; we do things in the Teradata way; we are inspirational, amiable, accessible, approachable, respectful, proactive, determined, energetic, dynamic, passionate, experienced, balanced, and fair team players, and are committed to making Teradata successful, our customers successful, and the world a better place; we have an attitude of embracing challenges and diversity, and seeing them as opportunities; we are known for always doing the right thing in the right way; we are admired people and an admired company; we embrace the view that the best need to keep getting better; we smile and have some fun, and we work hard and play hard, but we do so in ways that are consistent with our other Values and our Code of Conduct; we are serious, disciplined, and poised when dealing with challenges and problems.

We encourage you and your teams to think about and discuss what our Values mean to you and your teams, how you and your teams already apply them, and what you and your teams can do to implement them more effectively in the future. We also ask that you reflect on these Values as you read our Code of Conduct. Also, performance assessments of Teradata associates and teams should include evaluation of whether the Teradata Values, Code of Conduct, and Policies have been applied and followed.

Our Code of Conduct is intended to provide more specific guidance about how our Values are to be applied with respect to various subject areas. Our Policies, in turn, are intended to provide even more specific guidance about how our Values and our Code of Conduct are to be applied with respect to particular issues.

0308 > Page 9 of 30

Teradata Code of Conduct

What are our Code of Conduct Commitments?

Our Code of Conduct Commitments are:

1.	We conduct business ethically and in compliance with our code of conduct and policies.

2.	We seek guidance and report concerns and violations.

3.	We respect others.

4.	We comply with laws.

5.	We compete fairly.

6.	We avoid conflicts of interest.

7.	We protect assets.

8.	We protect data.

9.	We keep accurate records.

10.	We apply our code of conduct and policies consistently.

11.	We earn trust by doing things the Teradata way.

What do these commitments mean?

1. We are committed to conducting business ethically and in compliance with our Code of Conduct and policies.

Teradata is passionate about our business and our customers. We are committed to conducting business with the highest standards of trust, respect, accountability, and dedication. The commitment to unquestionable excellence and integrity is expressed in our Values statement and guides how we conduct our business with our customers, business partners, and one another, and how we interact with the communities in which we operate.

Teradata delivers on making smart companies smarter. That is our mission and is a big part of what our Raising Intelligence tag line is intended to communicate. Personal and corporate integrity are the foundations for our mission, and for everything we do. Integrity demands that each of us, regardless of position, shows our commitment to ethics not just in words, but through our decisions and actions.

Our Code of Conduct sets the standards for how we conduct Teradata business. The principles laid out here apply to all of us: employees at all levels, other associates, contractors, officers, and directors, as well as agents, consultants, suppliers, distributors, and other business partners. When conducting Teradata business, we all must follow the principles of our Code and apply our Values. Violations of our Code are taken seriously and may result in disciplinary action, including termination of employment for Teradata employees and termination of Teradata’s relationships with non-employees. In addition, we will recognize and reward exemplary implementations of our Values and our Code.

0308 > Page 10 of 30

Teradata Code of Conduct

Our Code, our Values, and our policies can serve only as guides to ethical conduct. They cannot cover every situation or every question you may face with specificity. If, after looking at our Values, Code, and applicable policies, you are unsure of the right thing to do, you should ask and get an answer before you act.

Employees who supervise others have heightened duties to show, through words, decisions, and actions, their personal commitment to the highest standards of integrity. In particular, Teradata managers are responsible for:

•	Ensuring that associates on their teams and the business partners with whom they interact understand our Values and Code of Conduct;

•

Considering whether associates on their teams follow our Code and exemplify the Teradata Values before promoting them to positions of responsibility, as well as recognizing and rewarding those associates who set the best examples of how we want our Values and our Code to be applied;

•	Considering whether business partners embrace and act consistently with our Code of Conduct before conducting, and in continuing to conduct, Teradata business with them;

•

Creating an environment that promotes compliance, encourages associates and business partners to raise policy questions and concerns in good faith, and prohibits retribution against those who raise compliance questions or concerns in good faith; and

•	Informing the Teradata Ethics & Compliance Office of all suspected violations of our Code that are observed by or reported to the manager.

Managers who either knew or should have known about violations of our Code within their areas of responsibility and failed to address and report them may be subject to discipline, up to and including termination of their employment. In other words, Teradata managers not only have a duty to follow our Values and our Code of Conduct, but they also have a responsibility to help see that our Values and our Code are understood and applied effectively throughout Teradata by associates and business partners and to help set a tone at the top which reflects that integrity, ethics, and compliance are real and important priorities at Teradata.

2. We seek guidance and report concerns and violations.

All of us, regardless of our positions and irrespective of our other business objectives, must at all times comply with ethical and legal standards. Violations of our Code are serious and can cause great harm to our reputation. We may face an ethical dilemma where the best course of action is unclear. When you encounter situations that are unclear, you should seek guidance. If you become aware of conduct that you, in good faith, think may be a violation of our Code or of the law, then you have a duty to bring it to the attention of one of the following:

•	Your manager

•	Your manager’s manager

•	Your human resources representative

0308 > Page 11 of 30

Teradata Code of Conduct

•	A member of the Teradata subject-matter-expert team for the area at issue (for example, Corporate Security for suspected theft issues, or Internal Audit for suspected financial irregularities)

•	The Teradata Law Department

•	The Teradata Ethics & Compliance Office (by email at et230068@teradata.com or by calling Teradata’s Chief Ethics & Compliance Officer, Todd Carver, at 937-242-4718) or

•

The Teradata Ethics Helpline, which can be reached by telephone at 1-866-455-0993 or by the worldwide web at www.integrity-helpline.com/tdhelp.jsp. Note that the Teradata Ethics Helpline telephone number is on the reverse side of Teradata associate identification badges – so that it is readily available to Teradata associates at all times.

If you feel pressure to compromise our Values or our Code, you need not stand alone. You should bring the situation to the Company's attention so that we can handle it appropriately. Even if you do not have proof, but have a question or a good faith concern, you still have a duty to report actual or suspected violations of the law, our Code, or Teradata policies.

You are encouraged to identify yourself when contacting these compliance resources so that Teradata can thoroughly investigate the issue you are raising. However, if you are reporting an issue related to Teradata accounting, internal accounting controls, auditing matters, bribery, banking, or other financial issues, you may, in all events, report them anonymously through the Teradata Ethics Helpline, you may report them confidentially to the Teradata Ethics & Compliance Office, or if you believe that those have been ineffective, you may report them directly to the Audit Committee of the Teradata Board of Directors (by sending written communications to the Corporate Secretary at the Teradata world headquarters: Audit Committee of the Board of Directors, Teradata Corporation, Attention: Corporate Secretary, 2835 Miami Village Drive, Miamisburg, Ohio (USA) 45342).

Teradata will make no effort to discover the identity of an associate or other party who has decided to make a good faith report anonymously. Teradata also will take steps to preserve the anonymity of an associate or other party who has identified himself/herself in making a good faith report to the Teradata Ethics & Compliance Office, but has asked that his/her name not be disclosed to people other than those who need to know it in order to conduct the investigation and analysis of the reported issue or in order to take action on it.

Handling Reports

Reports of misconduct will be analyzed and investigated. Appropriate actions will be taken when violations are found. In the event that an investigation is initiated, you have an obligation to answer all questions truthfully and cooperate completely with the investigation. Telling lies in a report or during an investigation, or concealing or covering up an ethical or legal violation, is itself a serious violation of our Code and can subject the involved associate to disciplinary action. When making a report of suspected violations, please provide as many objective facts as possible. Facts, data, and details are far more useful, important, and actionable than unsupported opinions, suspicions, and rumors. In conducting investigations and deciding on what actions are appropriate when Code

0308 > Page 12 of 30

Teradata Code of Conduct

violations are found, Teradata will take care to comply with applicable laws, apply our Values and our Code during the process, and base decisions on relevant validated facts and the objective merits of the analysis – not on unsupported opinions, rumors, or innuendo, and not based on the reporting or reported associates’ positions, friendships, or other personal relationships. We are not out to get anyone for the sake of getting someone or making someone a scapegoat; rather, we simply need to, and we will, run a clean shop and conduct business in ways that are consistent with our Values, Code, and policies. We have designed our Code and the processes associated with it to comply with various legal, compliance, and board of directors’ requirements, including that such a program be in place, that the program be real rather than mere words on paper, and that the program be objectively measured. In addition, we have included protections in the program for associates so that they are not retaliated against for making good faith reports of suspected violations and so that actions against associates or business partners who are suspected of reported violations are based on full, fair, deliberate, and objective investigations and analyses.

Non-Retaliation

You should feel free to report in good faith any suspected violation of the law, of our Code, or of Teradata policies without fear of your employment or other business relationship with Teradata being adversely affected by you having done so. Teradata strictly prohibits any form of retaliation against you for asking questions or voicing concerns, as long as you do so in good faith. Good faith does not mean you have to be right, but it does mean you are providing all of the information you have and that you believe it to be truthful. Bad faith is when one provides information which he/she knows to be false, or false information which he/she intends to have used to seek retaliation or revenge against someone else or to be used for an illegal or improper purpose. We will not tolerate any retaliation against you for bringing information forward in good faith or for cooperating in good faith with an investigation. At the same time, we will not tolerate our Code and its reporting, investigation, and enforcement processes being compromised or being used against you through false information submitted in bad faith.

3. We respect others.

Two key Teradata Values are respect and teamwork. They must be applied in everything we do. We strive to provide a work environment that fosters respect for all associates, customers, and business partners, and that reflects the diversity of the communities in which we operate. We strive to work together daily to continue the outstanding customer focus for which Teradata is well known.

Non-Discrimination

We value the diversity of our associates and do not permit discrimination in any employment- related decisions or business partner selection decisions. Employment and business partnering decisions, such as hiring/selection, performance appraisals, and promotions, are based on merit and without regard for race, color, religion, national origin, gender, age, disability, sexual orientation, gender identity or expression, marital status, or any other unlawful factor.

0308 > Page 13 of 30

Teradata Code of Conduct

Harassment

Respect for each other also demands a work environment free from all illegal forms of harassment. Harassment is any form of inappropriate or illegal conduct toward another person that creates an intimidating, hostile, or offensive work environment. Sexual harassment involves unwelcome sexual advances, requests for sexual favors, or other physical or verbal conduct of a sexual nature. All forms of harassment can interfere with an individual’s work performance or adversely affect an individual’s employment opportunities.

Teradata does not tolerate harassment regardless of whether you are on company premises or engaged in off-hours functions with Teradata associates or Teradata business partners, such as holiday parties or business travel. Harassment may be grounds for immediate dismissal, and it can subject both you and Teradata to severe legal penalties.

If you experience harassment or if you become aware of a harassment situation, you must notify your manager, your human resources representative, or the Law Department immediately. We strictly prohibit retaliation against associates for making good faith reports of discrimination or harassment.

Workplace Behavior

Teradata values achievement. In order to further that value, Teradata is committed to a drug-free workplace. Associates and business partners must be free from the influence of alcohol and drugs, both legal and illegal, while on Teradata or a customer’s premises and when conducting Teradata-related business. The use, possession, distribution, or sale of illegal drugs while conducting Teradata business is strictly prohibited.

Teradata will not tolerate acts or threats of violence on Teradata or a customer’s premises or among associates or business partners during off-hours. We all must treat one another with respect and courtesy. In order to further this policy, we must report instances of actual or threatened workplace or business-related violence.

Health and Safety

Teradata strives to provide each associate and business partner on our premises with a safe and healthful work environment. Safety comes first. We conduct no activity without taking proper safety precautions.

Teradata follows all applicable health, safety, and environmental rules and regulations in the communities where we do business. If you have questions about a particular regulation, please ask. If you become aware of an unsafe condition or a possible violation of health, safety, or environmental regulations, immediately report the situation to your manager or to the Environmental, Health and Safety group of the Law Department.

0308 > Page 14 of 30

Teradata Code of Conduct

4. We comply with laws.

Teradata has earned its reputation as a smart, customer-focused company through hard work and dedication from all of our associates. In order to safeguard that reputation, we all must endeavor to deal fairly with our customers, business partners, competitors, and one another. We obey the laws of the communities in which we operate. We also respect the customs and traditions of those communities. At the same time, we should not engage in any conduct that, even if legal, customary, and accepted in those communities, violates our Code of Conduct or our policies. We will not take advantage of anyone through misrepresenting facts, manipulation, fraud, abuse of others’ confidential information, or any other practice that is intended to give us an illegal or improper advantage that we did not earn.

Foreign Corrupt Practices Act and Government-Related Dealings

As a public company traded on the New York Stock Exchange in the U.S., Teradata Corporation and all of its subsidiaries, affiliates, and organizations anywhere in the world are subject to the U.S. Foreign Corrupt Practices Act (FCPA). We may not offer, give, solicit, or receive any form of bribe or kickback. This principle applies to all Teradata associates worldwide and to all Teradata representatives and business partners worldwide, regardless of location, and regardless of whether they do so in their own names or others’ names.

A bribe is any money or favor used to influence the judgment or conduct of a government official or to ensure a particular outcome or action by or from a government official. A bribe does not have to be cash; a bribe could also be inappropriate entertainment or paying an inflated price to purchase an official’s (or an official’s family’s or friend’s) property or services. A kickback is the return of a sum already paid or due to be paid as part of a legal contract as a reward for an official (or his/her family or friends) making or fostering business arrangements.

Both direct and indirect, such payments of any kind are prohibited. We cannot hire or otherwise arrange for a third party to do on our behalf something we cannot do ourselves. Teradata could be liable for such payments even if we did not know, but we should have known, that the payment would be going to a government official (or his family or friends). Teradata also can be held liable for the mere offer of a bribe. Consequences for violations of the FCPA and other anti-bribery laws are severe, including fines to both the individual making the payment and the Company, and jail time for individuals.

It is important to note that in certain countries, some businesses are owned in whole or in part by the government, and as a result, the managers and employees of those businesses may be considered foreign government officials under the FCPA or other laws. In these situations, ordinary and reasonable business entertainment or gifts typically are allowed when they are customary and legal in the community, provided that they comply with Teradata policies and the thresholds set forth in them. Reasonable and bona fide expenses, such as those related to travel and lodging for the promotion of Teradata products or services, also are acceptable as long as they comply with Teradata policies and the thresholds set forth in them, and as long as they comply with local laws and regulations. However, we must at all times avoid even the appearance of impropriety, so please

0308 > Page 15 of 30

Teradata Code of Conduct

seek additional guidance from the Law Department whenever you would like to entertain a manager or employee of a government-owned company or governmental agency or any government official.

Minor payments to government officials in some countries other than in the United States to expedite the performance of routine governmental actions, such as the processing of paperwork or granting of a permit, are not necessarily prohibited under the FCPA where such is the recognized legitimate local practice and custom. However, such facilitating payments are not permitted in the United States, and therefore never should be made in the U.S. It can be hard to tell when a facilitating payment crosses the line and becomes a bribe. For your protection and the protection of Teradata, you must always obtain approval in writing, such as in the form of an email, from the Teradata Law Department before offering or paying any facilitating payment.

In addition to the FCPA, often there are many other special rules, regulations, requirements, duties, prohibitions, and standards that apply to dealing with government-related transactions, governmental representatives, government-owned/controlled entities, and government contractors and subcontractors. These can arise at the national, state/provincial, and local levels. Sometimes, practices that may seem perfectly legal and otherwise compliant with Teradata policies for non-government-related commercial transactions are inappropriate in government-related transactions. For example, the payment of, or an agreement to pay, a referral fee between Teradata and a Teradata business partner or a government contractor, which is not known by and properly approved in advance in writing by the involved government, might be construed to be a violation of these requirements; accordingly, such referral fee arrangements for government-related transactions can only be made with the advance written approval of the Teradata Law Department. Teradata is committed to complying with all governmental requirements and offers training programs for associates who deal with government-related transactions and governmental personnel. To the extent that you are not 100% certain that you will be complying with the FCPA and all other governmental requirements by engaging in an act, you need to ask and obtain approval from the Law Department before you act.

Recordkeeping

The FCPA, U.S. securities laws, and our Code require every associate to make certain that Teradata’s financial books and records are accurate. All financial entries must reflect the true nature, amount, relevant dates, and purpose of the money involved. If you make a facilitating payment, it must be recorded accurately and properly reported. All requests and offers that Teradata pay a bribe, kickback, or improper not-Law-Department-approved facilitating payment must be reported to the Teradata Ethics & Compliance Office immediately upon them becoming known. No associate or representative of Teradata may establish slush funds or unrecorded pools of money or assets for bribes, kickbacks, or any other improper purpose, and no false or artificial entries shall be made on expense reports or other books and records of Teradata to hide such. Accuracy, visibility, and transparency for financial entries are critical elements of accountability and the verifiability of financial entries is essential for achievement of another of our fundamental values – trust. If you have doubt about how a financial entry should be booked, then you should

0308 > Page 16 of 30

Teradata Code of Conduct

check Teradata policies first and/or verify the proper accounting treatment in advance with the Teradata Finance organization or manager.

Import, Export, and Immigration Controls

For Teradata to participate in the world market as a high-tech company, we must be particularly aware of international trade and immigration laws and restrictions. The export of goods and technology from most countries, including the United States, is strictly regulated. Communicating technical information to a person in another country or to a citizen or representative of another country, even if he/she is temporarily located within the same country, can be considered an export under the law. Whether a product or technology may be exported depends on a number of factors, including the nature of the item, the country of destination, and the intended end use or end user.

Teradata expects each of us to comply with all applicable export control laws and regulations, including those of the United States. We are all charged with ensuring that we understand who our customers are, how our products will be used, and where the end destination for our products is. We must not trade with countries, individuals, or entities that are prohibited by U.S. law.

Exporting goods or technology without the appropriate governmental approvals can result in the loss of export privileges and civil and criminal penalties. For guidance about the often-complex requirements for exporting, please consult your organization’s designated export compliance liaison or the Import/Export Compliance group of the Teradata Law Department.

Teradata also must comply with all applicable laws regarding imports. These laws typically govern what can be imported into a country, how the goods must be marked and valued, and what duties must be paid on them. Like export laws, the penalties for violations of import regulations can be serious. For guidance about the regulations for importing, please consult your organization’s designated import compliance liaison or the Import/Export Compliance group of the Law Department.

Teradata’s participation in the global economy also means that many of us will need to travel on business and/or perform activities in places outside of our home countries. When doing so, we must comply with all applicable immigration and customs laws, regulations, procedures, time limitations, and requirements, including those pertaining to passports and visas. To the extent that an applicable visa, such as a temporary business visitor visa, limits the types of activities that you may participate in while traveling outside of your home country, Teradata expects that you and your manager will ensure that you comply with those limitations. Violations can lead not only to travel restrictions on and/or penalties against the involved individuals, but also against Teradata and other associates in such a way as to potentially disrupt our ability to effectively conduct business on a global basis. If you have questions about international travel or visa requirements, please consult with your manager or your organization’s Human Resources representative or designated travel liaison; if you are still uncertain, then please contact the Teradata Law Department.

0308 > Page 17 of 30

Teradata Code of Conduct

Anti-boycott

A boycott occurs when one person, group, or country refuses to do business with certain other people, groups, or countries. U.S. anti-boycott laws prohibit U.S. companies and their subsidiaries from participating in or cooperating with any international boycott not approved by the U.S. government, such as the Arab League boycott of Israel. As a U.S.-based company, Teradata also must, and will, comply with the legal economic sanctions and trade embargoes imposed or approved by the United States.

Any associate receiving a request to participate in an illegal boycott should immediately contact the Law Department. We are required by law to report requests to participate in an unsanctioned boycott or for information supportive of an unsanctioned boycott, even if such requests are declined. Please note that merely ignoring a request is not sufficient and can be treated in much the same way as if you had agreed to it. You must immediately report all such requests to the Law Department.

5. We compete fairly.

Teradata values excellence, achievement, dedication, accountability, and teamwork. That means that we succeed based on merit and the quality of our products, services, people, and business partners, regardless of where we operate. We comply with laws that protect competition and free enterprise globally.

Violations of competition laws can result in significant criminal and civil penalties for Teradata and the associates and business partners engaged in the illegal behavior. It is important that you understand what is and is not allowed. Because competition law can be a complicated area, Teradata has an antitrust compliance policy to guide you. Antitrust concerns often arise in the following areas:

•	Dealing with competitors

•	Participating in industry associations and trade shows

•	Dealing with customers

•	Abusing market power

•	Gathering business intelligence

Dealing with Competitors

You may not make any agreement with a competitor that restricts competition in violation of law. Illegal agreements don’t have to be signed contracts; they might be as simple as an understanding between two parties. Any coordination with competitors is serious and places both you and Teradata at risk.

0308 > Page 18 of 30

Teradata Code of Conduct

When conversing or communicating with competitors, you must not address any of these matters:

•	Dividing territory

•	Dividing customers

•	Charging customers a certain price

•	Paying suppliers a certain price

•	Offering similar discounts, terms, and conditions of sale

•	Charging a certain resale price

•	Boycotting a particular customer or supplier

If any of these topics of discussion arise when talking with a competitor, such as at an industry association meeting, you should stop the conversation immediately, and report it to the Law Department.

Participating in Industry Associations and Trade Shows

Industry associations and trade shows can be wonderful networking and business development opportunities, but they pose challenges as well. When attending these events, you should be careful to avoid even the appearance of collusion. If at any of these events you become aware of any formal or informal discussion between competitors regarding prices, profit margins, costs, bids, discounts, boycotts, terms and conditions of sale, or standardization of terms, warranties, or product specifications, you should excuse yourself, and contact the Law Department. With guidance from the Law Department, limited legally-permissible exceptions may be granted for competitors who also are Teradata customers, suppliers, or other business partners.

Dealing with Customers

Teradata is known for its extraordinary customer dedication and service, and we intend to deal fairly with our customers.

Competition laws generally allow Teradata to choose the companies with which it is going to do business, but those decisions must be made independently and never in agreement with competitors.

To deal fairly with customers and avoid violating competition laws, generally you must not:

•	Make untrue, unfounded, or misleading statements about our competitors’ products or services or make untrue comparisons of their products and services with our own products and services;

•	Make commitments or promises that you or Teradata cannot or do not intend to keep; or

•	Sell comparable goods on comparable terms at significantly different prices, during the same time periods, in the same volumes, and in the same geographies to customers that compete with one another.

0308 > Page 19 of 30

Teradata Code of Conduct

If you are contemplating a pricing arrangement that greatly favors one buyer over one or more of its competitors who purchases similar volumes, during similar time frames, and in similar places, you first should contact the Law Department to ensure the pricing arrangement does not violate any applicable competition laws.

Abusing Market Power

Competition laws also restrict companies from taking actions that discourage innovation and competition. To avoid abusing market power, you should not:

•	Sell our goods and services at below-cost pricing with the intent of driving competitors out of the market.

•

Tie the purchase of certain goods and services to the required purchase of additional items (in most circumstances, it is permissible, and often is favorable to the customer, to offer bundled pricing; but, generally, when requested by the customer, we should unbundle the pricing and permit the customer to have the option to buy only the unbundled items that it wants, rather than require that the customer can only purchase all bundled items together).

•	Make reciprocal deals with customers to buy their products if they buy ours, unless pre-approved by the Law Department.

•	Make exclusive dealing arrangements, without prior approval from the Law Department.

Because competition laws can be complex, you should contact the Law Department for approval before taking any action in these areas or discussing any such issues with competitors.

Gathering Business Intelligence

Getting accurate information about the activities of our competitors is necessary and even may be part of your job. Although we are not allowed to exchange certain information with competitors, it is legal to obtain information from other sources, such as publicly-available documents, analysts, publications, the Internet, customers, business partners, others in the marketplace, and the government, if done properly.

Teradata policies provide guidelines regarding gathering information about our competition. The laws of many countries expressly forbid the theft of confidential business information and trade secrets by any means, whether illegal (such as bribery) or unethical (such as removing documents from the offices of a third party).

You may feel free to ask colleagues, customers, and business partners for any information about competitors that they are able to share. However, you should not ask for or encourage them to share any information that would violate a non-disclosure agreement or put them at risk of being charged with having violated their confidentiality duties.

If you have questions about whether use of information you’ve gathered or have been offered is permissible, then you should seek guidance from the Law Department before you use it or accept receipt of it.

0308 > Page 20 of 30

Teradata Code of Conduct

6. We avoid conflicts of interest.

We are all dedicated to making Teradata successful. Achievement is one of our Values. But, conflicts of interest can interfere with both our success and achievements, and must be avoided. Conflicts of interest develop when our personal or family interests interfere, or even appear to interfere, with our ability to make objective business decisions in the best interests of Teradata. We all must avoid any situation where we feel torn between our loyalty to Teradata and our own interests.

Conflicts of interest typically arise in the following situations:

•	Exchanging gifts and entertainment

•	Doing business with family and friends

•	Employment outside the company

•	Making private use of corporate opportunities

Gifts and Entertainment

Gift-giving practices vary around the world. Business gifts and entertainment are courtesies designed to build good working relationships and goodwill with customers and business partners. Gifts are inappropriate, however, if they create an obligation or are given with the intent to influence a business decision.

Gifts are permitted if they are:

•	nominal in value

•	infrequent

•	in good taste

•	unsolicited

•	not cash or cash equivalents

Gifts include items of value, travel, lodging, goods, services, meals and entertainment, or anything offered or given because of a business relationship.

These rules do not change during the holidays. They apply year-round, as well as to associates and business partners and to their spouses, partners, and family members.

If you are offered a gift or entertainment that is not allowed or is over the value threshold set forth in Teradata policies, then you should politely explain that Teradata policy does not permit you to accept it. If you find yourself in a situation where refusing a gift would embarrass or offend the person offering it, you may accept the gift on behalf of Teradata, and then report it immediately to your manager; in which case, the manager should discuss it with the Teradata Ethics & Compliance Office, and which often will result in the item being used by Teradata, rather than by the individual or the manager, for some Teradata-related purpose, such as a reward, prize, or gift to charity. The important thing to remember is that you cannot offer, give, or receive anything that would

0308 > Page 21 of 30

Teradata Code of Conduct

compromise – or even appear to compromise – the recipient's ability to make fair, impartial, and balanced business decisions.

When dealing with government customers, however, you must be particularly cautious. Laws prohibit some government employees from receiving anything of value, even a modest lunch or a token item (such as a promotional shirt bearing the Teradata logo). Employees who work with government employees, governmental accounts, or government contractors are responsible for knowing the applicable rules and regulations. When in doubt, please consult with the Law Department before you offer anything of value to any governmental entity, employee, or contractor.

Doing Business with Family and Friends

A conflict of interest can arise if you (or your spouse, relative, or close friend) have a personal stake in a company that supplies or seeks to supply goods or services to Teradata, is a Teradata customer, or active customer prospect, or competes with Teradata.

If you find yourself in that situation, you must not use your position to influence the bidding process or negotiation in any way. If you are directly involved in supplier selection, notify your manager immediately, and remove yourself from the decision-making process. If you have a relative or close friend who works for a competitor, you need to notify your manager. You also will be asked in your certification of your reading of our Code and of your compliance with it whether or not you have any exceptions to report or disclose; you should disclose any such relationships in your certification, and if such a relationship develops later on, you should promptly report it in a written certification update, such as by email, to your manager and the Teradata Ethics & Compliance Office. Disclosure and transparency are critical to recognizing, minimizing, and avoiding conflicts of interest.

In addition, in accordance with the Teradata policy on employment of family members, you may not supervise or otherwise oversee a family member or a person with whom you have a romantic relationship, absent approval in advance and in writing by Teradata’s Vice President of Human Resources.

Outside Employment and Investments

Taking outside employment or a major stake in a Teradata competitor may create a potential conflict of interest for Teradata associates.

We may not conduct any non-Teradata business that interferes with the proper performance of our jobs at Teradata, such as by conducting an outside business during working hours or using Teradata property, equipment, or information for non-Teradata uses. In addition, employees must not take outside employment, as an employee or contractor, with, or make a major investment in, or a loan to, a competitor, customer, or business partner of Teradata. If you have existing such relationships, you should disclose them to your manager and the Teradata Ethics & Compliance Office and during your Code of Conduct certification.

0308 > Page 22 of 30

Teradata Code of Conduct

Corporate Opportunities

In some cases, through your position at Teradata you may become aware of an opportunity to make a purchase or investment in which Teradata might be interested. You must promptly notify your manager of the opportunity in order to allow Teradata to evaluate the opportunity and, if Teradata opts not to pursue that opportunity, then you must seek and obtain written approval from your manager and the Teradata Ethics & Compliance Office before you act on it privately.

Handling Conflicts of Interest

Teradata recognizes that a conflict of interest may develop without bad intentions and that changes to circumstances may arise that create a conflict or an appearance of a conflict of interest where none previously existed.

The important thing to remember is that as soon as you become aware of a possible conflict of interest, you must disclose it immediately to your manager. The manager will determine, in consultation with Human Resources, the Law Department, or the Teradata Ethics & Compliance Office, what must be done to resolve it or will give you approval to proceed. Disclosure is mandatory, and failure to disclose a conflict of interest is a violation of the Code.

Because it is impossible for the Code to list every situation you could face that might create a conflict of interest, you are expected to comply with both the spirit and the letter of this policy. When in doubt, ask first and make the disclosure – visibility and transparency are the best ways for you and Teradata to avoid potential conflicts of interest.

7. We protect assets.

Teradata assets – its information, facilities, equipment, materials, property, technology, and reputation – have been acquired through the hard work and dedication of our entire team. We all have an interest in the continued success of Teradata, and we all are accountable for that success. We all have an obligation to protect all of our assets from theft, damage, loss, and misuse and to ensure that they are used only for business or other management-approved purposes.

While associates are occasionally permitted to make limited personal use of certain Teradata equipment, networks, and other resources while at work consistent with instructions from their managers (such as to perform routine personal tasks, make a few personal phone calls, send an occasional personal e-mail message, or make an occasional copy), non-routine or extensive use of Teradata time, assets, or resources is not permitted. Anything more than minimal use of Teradata resources for personal, community, or charitable purposes must receive prior approval from your manager.

Our Code of Conduct and our Values apply to both business use and personal use of Teradata assets. This means that you should not use Teradata assets at any time for any use that violates our Code, such as pornography, discrimination, harassment, retaliation, threats of violence, gambling, prostitution, or any illegal activities. If you are in doubt about whether the amount, type, or content of use of Teradata assets is proper or permissible, then please discuss it with your manager, obtain approval in advance, and refrain from using Teradata assets for such questionable purposes.

0308 > Page 23 of 30

Teradata Code of Conduct

Computer and Communications Systems

The Internet is obviously a key business tool in our industry. However, its use at work, at a customer site, at a business partner site, on a Teradata or customer’s computer, or on a Teradata or customer network must still follow the Teradata values of respect, trust, and accountability. As set forth in Teradata policies, you may not use either Teradata’s information technologies (equipment, software, or networking resources) or the information technologies of a customer or business partner to gather or distribute offensive, sexually suggestive, discriminatory, harassing, pornographic, or other inappropriate data or information, whether during or after work. This applies whether you deem it to be minimal personal use or not. We don’t use Teradata’s, our customers’, or our business partners’ resources for such purposes.

E-mail messages, text messages, instant messages, and voicemail messages produce an easily-forwarded and recoverable record of your communications. As a result, all messages, regardless of format, to or from Teradata, associates, customers, or business partners, should be composed with the same care you take in composing a letter on company letterhead. We should not use such e-mail systems, text messages, or instant messaging to advance personal or political views, communicate inappropriate jokes or inappropriate sexually explicit or offensive statements, or conduct business for another organization. The use of profanity, derogatory remarks, discriminating or harassing comments, or abusive language in such communications is prohibited. Keep in mind that what you say in emails, instant messages, text messages, and voicemails using Teradata, customer, or business partners’ resources and what is stored on Teradata, customer, or business partners’ computers, whether for Teradata business use or for otherwise permissible minimal personal use, might be seen by others, be the subject of external and internal investigations, or be subject to legal disclosures. A good rule of thumb to keep in mind and apply to the content of communications and documents using such resources is the “Billboard Rule” – that is: ‘If it appeared on a public billboard for others to read without any other context, would it be perceived as consistent with our Values and our Code of Conduct?’ – if not, then don’t use it, and don’t send it.

To maintain the security, integrity, and business purpose of our information technologies, we all need to take necessary actions to safeguard passwords and identification codes to prevent unauthorized access to Teradata’s, its customers’, and its business partners’ information systems.

Teradata reserves the right to block offensive, illegal, and non-business related sites and to monitor and intercept the entire content of any messages transmitted or stored in its systems, including information that has been deleted by users or sent over Teradata networks. You should not expect privacy when using email or the Internet on Teradata, its customers’, or its business partners’ computers or networks. The company may monitor the use of the Teradata assets to ensure they are used responsibly and professionally. Monitoring activities, when undertaken, will, however, comply with any statutory requirements, privacy laws, our Values, and our Code. This means that Teradata will be respectful of your privacy, but in turn, Teradata expects that you will be respectful of the conditions and limitations that apply to the use of the resources of Teradata, its customers, and its business partners.

0308 > Page 24 of 30

Teradata Code of Conduct

If you receive any communications that violate our Code of Conduct, you should instruct the sender not to send such communications to you, and you should not forward it to others (other than your manager or the Teradata Ethics and Compliance office to report a violation). If the communication is particularly offensive or recurring then you should notify your manager immediately.

Insider Trading

We have access to information about Teradata and the companies with which we do business that others may not have. This knowledge may include non-public information that might influence an investor to buy or sell a company’s stock or securities, such as non-public information about acquisitions, divestitures, management changes, or financial results and projections.

Insider trading is the illegal act of buying or selling shares or other securities while in the possession of material, non-public information about Teradata, its customers, or its business partners. It is a serious violation of our Code, Teradata insider trading policy, and U.S. securities laws, and could subject the individuals involved to immediate termination and potential criminal prosecution.

‘Tipping’ is also a violation of both our Code of Conduct and the securities laws, with the same consequences. Tipping occurs when you provide material, non-public information to someone else, even inadvertently, and that person acts on the information to buy or sell company stock or options. Each of us must be careful not to disclose any non-public information about Teradata, our customers, or our business partners to family members, friends, or other third parties.

Under the Teradata insider trading policy, certain associates will be treated as restricted insiders and automatically blacked-out from trading during certain periods. If you have questions or concerns about trading in securities while in possession of inside information or while serving in a restricted insider role, consult the Teradata insider trading policy, or contact the Law Department.

Company Reputation

We believe in teamwork, in both our professional and personal lives. Teradata encourages all associates and business partners to participate in community and political activities. However, any involvement in political activities must be done on your own behalf and not on Teradata’s behalf (except for particular Teradata politically-related activities that are managed and approved in advance by Teradata’s Government Affairs Office).

The laws and regulations governing political contributions by corporations in many of the places Teradata does business can be complex. However, we may not do anything that would make it appear that Teradata is supporting a candidate or initiative without the advance written approval of the Teradata Government Affairs Office. For example, you should not make political contributions in Teradata’s name, place a large political sign or banner on Teradata property, or hang political posters in Teradata workspaces.

0308 > Page 25 of 30

Teradata Code of Conduct

Political contributions include both cash contributions and the use of resources. Therefore, you must use your own time and resources and not Teradata time and resources for political activities. For example, you should not use the photocopier at a Teradata office to make copies of fliers for a campaign or election unless you get written permission from the Teradata Government Affairs Office ahead of time.

Similarly, except where approved in advance and in writing by Teradata management or Teradata’s Community Affairs Office, all community and charitable activities must be done on your own behalf and in accordance with the Teradata policy regarding the use of Teradata resources.

Confidential/Proprietary Information

Information is a key Teradata asset. It includes our intellectual property and other protected information, such as:

•	Trade secrets, patents, trademarks, and copyrights.

•	Research and development, including inventions, patent applications, and engineering notebooks.

•	Network management information.

•	Business, marketing, and service plans.

•	Customer and prospective customer identities.

•	Pricing and other quote, proposal, and contractual terms.

•	Merger and acquisition candidates.

•	Any unpublished financial data and reports.

•	Information subject to written non-disclosure/confidentiality agreements.

While sharing information is often necessary, we all need to protect information belonging to Teradata, keep it from being exposed to unauthorized people, and ensure it is used only for legitimate Teradata business purposes. We must also protect the proprietary information belonging to companies with which we do business, such as our customers and business partners, against unauthorized disclosure and use.

We must also protect the privacy of personal information entrusted to Teradata by our associates, customers, and business partners. Take all reasonable precautions to ensure that private information provided to Teradata is treated with care and respect. It should be used only for legitimate business purposes, and only accessed by those who need to know it in order to do their job. Observe all applicable laws regarding associate information, including those which limit the movement of personal data across national borders. Because confidential information is not always marked as such, ask your manager or the Law Department if you are not sure.

Third-Party Intellectual Property

An important part of protecting Teradata’s intellectual property rights involves understanding and respecting others’ intellectual property rights, and Teradata not intentionally or inadvertently

0308 > Page 26 of 30

Teradata Code of Conduct

violating those rights or waiving Teradata’s rights. For example, some of the same open source license terms, which make certain intellectual property freely available to us, can also mean that related, or perhaps unrelated, Teradata intellectual property might be placed in the public domain if that open source code is embedded in our products or is not used in accordance with requirements necessary to avoid that consequence. Because of the complexities of this area and the potentially significant impact of it on Teradata, Teradata has developed and follows a disciplined process for the approval of use of open source code; failure to follow that process can result in Teradata intellectual property being made available to others, including our competitors. Teradata employees and contractors must follow this process and obtain approval in advance to incorporate open source code into Teradata software offerings. If in doubt, please consult with the Intellectual Property group of the Law Department in advance.

In addition, intellectual property infringement, particularly if knowing, willful, or intentional, can result in significant financial liabilities to Teradata, significant legal fees, restrictions on imports/exports of Teradata products, other governmental penalties and sanctions, and court orders prohibiting infringing products from being made, used, sold, or distributed. In the global high-tech industry in which we operate, it is common for companies to license their intellectual property to others through written agreements. When we use third-party intellectual property, it should be done only in compliance with laws and within the scope of written license agreements. If you are in doubt about whether something is third-party intellectual property, whether Teradata has a legal right to use it, or whether Teradata is licensed to use third-party intellectual property, you should contact the Intellectual Property group of the Law Department to get an answer before acting. Similarly, please contact the Intellectual Property group of the Law Department if you suspect that someone else might be infringing Teradata’s intellectual property rights.

8. We protect data.

Teradata has built a well-deserved reputation as a customer-focused organization that has earned the trust of our customers. We must uphold that trust by protecting the confidentiality, integrity, and availability of data. We each must follow all relevant procedures for processing and handling confidential data, such as:

•	Allowing access only to those persons authorized by Teradata and our customers.

•	Closely guarding IDs, passwords, and technology that allow access to it.

•	Resisting the instinct to be immediately helpful when unverified or unauthorized people seek access, such as through pretexting or phishing attempts.

•	Maintaining careful backups in accordance with our data management policy.

If you become aware of a security breach, no matter how minor, you have an obligation to Teradata and our customers to report it immediately so that we can mitigate any damage as quickly as possible.

0308 > Page 27 of 30

Teradata Code of Conduct

9. We keep accurate records.

Teradata’s business relies on accurate information. To fulfill our obligations and to be accountable to customers, associates, business partners, shareholders, and governmental agencies, we must keep full, fair, accurate, and timely books and records of all business transactions. Accurate records are critical to fulfilling Teradata’s financial, legal, and reporting obligations. We all must do our part to ensure that our reports to government agencies are accurate and complete.

As Teradata associates, regardless of our positions or job responsibilities, it is our obligation to make certain that Teradata’s books and records are accurate. Each of us affects the accuracy of Teradata’s financial statements directly or indirectly. We need to ensure that all of the reports we make – including recording of time worked, business expenses incurred, and all other business- related activities – are not falsified in any way. If you use an expense account or a company- provided or company-sponsored credit card, you must make certain that you use it only in accordance with Teradata policies and that reports are filed on time and are accurate. If you are unsure whether a certain expense is a legitimate reimbursable business expense, ask your manager first; if the manager is uncertain, then he/she should consult with the appropriate Finance organization representative to get a clear answer in advance. We must never process a transaction or payment without full and appropriate underlying documentation and approvals.

While we may not all see an immediate direct connection between our job duties and Teradata’s overall financial reports, we each have a role to play, and we all must be sure to cooperate fully with both the internal and external audit teams in order to ensure a full, timely, and accurate audit process.

Properly maintaining corporate records is also very important. To address this issue, Teradata has adopted a record retention policy that describes how to maintain records for required periods and destroy them when they are no longer needed. Please review the record retention policy and make certain you are following the record retention schedule for your area. Keep in mind that, in the event of actual or threatened litigation or governmental investigations, a “legal hold” might be placed on certain documents, in which case you must retain all relevant records which are subject to the “legal hold” irrespective of the otherwise-applicable retention schedule set forth in the records retention policy, and you must follow the advice of the Law Department regarding how such records should be handled.

10. We apply our code of conduct and policies consistently.

Our Code of Conduct applies to us all, and we all must follow it. In rare, special circumstances, it may be appropriate for Teradata to waive or alter a provision of our Code or of a policy. For example, such might be appropriate where a conflict has arisen between the law and the application of a provision of the Code or of a policy under certain circumstances, or where there is a conflict between application of one provision of the Code or of a policy and another provision of the Code or of a policy – e.g., where doing something would violate one Code or policy provision, but not doing it would violate another – an ethical dilemma. This might also occur where a policy has become out of date with respect to new accounting standards or legal requirements, guidance, or interpretations. In any event, if you encounter circumstances where you think that such a dilemma or conflict has arisen, then you should immediately raise the issue with your manager, and the

0308 > Page 28 of 30

Teradata Code of Conduct

manager should raise it with other appropriate responsible Teradata resources (if uncertain who that might be, raise it to the Teradata Ethics & Compliance Office), and you should receive direction before you act in violation of the Code or a policy. This may lead to a written policy change or clarification or a written ruling about how the policy should be applied or interpreted under the circumstances presented, or a determination that a Code or policy waiver is appropriate to address the specific circumstances at issue. Except for policy deviation approvals, which are expressly provided for in Teradata policies, all Code of Conduct and policy waivers require the advance written approval of the Teradata Law Department. In addition, only the Committee on Directors and Governance of the Teradata Board of Directors may waive compliance with the Code of Conduct as applied to Teradata executive officers and Board of Directors members, in which case Teradata will promptly disclose to shareholders any such waivers to the extent required by law or the rules of the New York Stock Exchange.

11. We earn trust by doing things “the Teradata way.”

Our Code of Conduct, related policies, and Teradata Values express Teradata’s expectations for all of us. Trust has been placed in us. Trust to do the right thing. Trust that is continuous, pervasive, and not debatable. We either earn that trust, or we don’t. We earn it by asking questions and getting answers before we act if we don’t know what is the right thing to do, and we earn it by standing together with courage against wrongdoing. We earn it by living Teradata’s value of excellence. We earn it by upholding Teradata’s reputation as a customer-focused, passionate company doing business the smart way and the right way. We earn it by doing things the Teradata way. And, as we earn it, we continue to build a bright future for ourselves, our company, our shareholders, our business partners, our communities, and our customers.

What Ethics & Compliance Contacts and Resources are available to you?

The Teradata Ethics Helpline

By telephone toll-free 24-hours-per-day at 1-866-455-0993 (outside of the U.S., call toll-free through AT&T Direct) or by the Internet at www.integrity-helpline.com/tdhelp.jsp. Here, you can make good faith reports of suspected violations or raise ethics and compliance concerns and questions, do so in multiple languages, do so anonymously and confidentially if you choose, and do so without fear of retaliation.

The Teradata Ethics Email Inbox

By email at et230068@teradata.com. Here, you can make good faith reports of suspected violations, raise ethics and compliance concerns and questions, do so confidentially if you choose, and do so without fear of retaliation.

The Teradata Ethics & Compliance Office and Chief Ethics & Compliance Officer

Todd Carver, by telephone at 937-242-4718, by email at todd.carver@teradata.com, or by mail at 2835 Miami Village Drive, Miamisburg, Ohio (USA) 45342.

0308 > Page 29 of 30

Teradata Code of Conduct

The Teradata Law Department, General Counsel and Corporate Secretary

Laura Nyquist, by telephone at 937-242-4845, by email at laura.nyquist@teradata.com, or by mail at 2835 Miami Village Drive, Miamisburg, Ohio (USA) 45342. For issues related to dealing with government agencies, officials, or contractors in the United States, you may contact the Teradata Law Department’s chief counsel for Teradata Government Systems, Brian Fisher, by telephone at 301-820-4510 or by email at brian.fisher@teradata.com.

Teradata Internal Audit and Director of Internal Audit

Sander Wechsler by telephone at 937-242-4665, by email at sander.wechsler@teradata.com, or by mail at 2835 Miami Village Drive, Miamisburg, Ohio (USA) 45342. Issues regarding financial irregularities can be dealt with directly through this resource.

Teradata Corporate Security

Richard Gremling by telephone at 937-242-4568, or by email at richard.gremling@teradata.com, or by mail at 2835 Miami Village Drive, Miamisburg, Ohio (USA) 45342. Issues regarding security, theft, and the like can be dealt with directly through this resource.

Teradata.com

Our global external web site at www.teradata.com/t; from within that site anyone can see information about Teradata’s corporate governance policies and practices or do so by linking to www.teradata.com/corporate-governance and about Teradata’s environmental policies and practices or by linking to www.teradata.com/environmental-policies. Corresponding non-English language and country-specific external web sites also are available.

Teradata.net

Our global internal/associate web site is at iis.teradatanet.teradata.com/teradatanet From within that site, Teradata associates can access:

•	Teradata policies, or do so by linking to:

iis.teradatanet.teradata.com/cfo//corppolicies.html

•	The Teradata Law Department internal web site, or do so by linking to:

iis.teradatanet.teradata.com/Law/Law_TD_Law_Site/Law_Homepage.asp

•	The Teradata Ethics & Compliance internal web site, or do so by linking to:

iis.teradatanet.teradata.com/Law/Law_TD_E&C/Law_ECHomepage.asp

Corresponding non-English language and country-specific internal web sites also are available.

Teradata is a registered trademark of Teradata Corporation and/or its affiliates in the U.S. and worldwide. Consult your Teradata representative or Teradata.com for more information.

Copyright © 2008 by Teradata Corporation    All Rights Reserved.    Produced in U.S.A.

0308 > Page 30 of 30